Filed Pursuant to Rule 433

Registration No. 333-202524

November 3, 2016

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.

Barrier Enhanced Participation Notes Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index

▶	Barrier Enhanced Participation Notes linked to the least performing of the S&P 500® Index and the Russell 2000® Index
▶	Maturity of 5 years
▶	At least 1.75x (to be determined on the Pricing Date) uncapped exposure to any positive return of the Least Performing Underlying
▶	Contingent repayment of principal if the Reference Return of the Least Performing Underlying is greater than or equal to the Barrier Percentage of -50%
▶	1x exposure to any negative Reference Return of the Least Performing Underlying if its Reference Return is less than -50%
▶	Any payments on the securities are subject to the credit risk of HSBC USA Inc.

The Barrier Enhanced Participation Notes linked to the least performing of the S&P 500® Index and the Russell 2000® Index (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $940 and $990 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Barrier Enhanced Participation Notes

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index

Indicative Terms*

Principal Amount	$1,000 per note
Term	5 years
Reference Asset	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each, an “Underlying” and together the “Underlyings”)
Upside Participation Rate	At least 175% (1.75x) (to be determined on the Pricing Date) exposure to any positive Reference Return
Barrier Percentage	-50%
Payment at Maturity per Note

If the Reference Return of each Underlying is positive:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

If the Reference Return of the Least Performing Underlying is less than or equal to zero but is greater than or equal to the Barrier Percentage:

$1,000 (zero return).

If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will receive:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

For example, if the Reference Return of the Least Performing Underlying is -70%, you will incur a 70% loss and receive 30% of the Principal Amount. If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will lose some or all of your investment.

All payments on the securities are subject to the credit risk of HSBC

Reference Return	With respect to each Underlying: Final Level – Initial Level Initial Level
Least Performing Underlying	The Underlying with the lowest Reference Return
Initial Level	See page FWP-4
Final Level	See page FWP-4
Pricing Date	November 10, 2016
Trade Date	November 10, 2016
Original Issue Date	November 16, 2016
Final Valuation Date†	November 10, 2021
Maturity Date†	November 16, 2021
CUSIP/ISIN	40433UZV1 / US40433UZV15

* As more fully described beginning on page FWP-4.

† Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

The Securities

These Barrier Enhanced Participation Notes may be suitable for investors who believe that the level of the Underlyings will increase over the term of the securities. If the Reference Return of the Least Performing Underlying is greater than the Barrier Percentage, but less than its Initial Level, the securities will provide a return of principal.

If the Reference Return of the Least Performing Underlying appreciates over the term of the securities, you will realize at least 175% (1.75x) (to be determined on the Pricing Date) of the percentage increase of the Least Performing Underlying.

If the Reference Return of either Underlying declines by more than 50%, you will lose 1% of your investment for every 1% decline of the Least Performing Underlying from its Initial Level.

The offering period for the securities is through November 10, 2016

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the Barrier Percentage of -50%, and assuming a 175% (1.75x) Upside Participation Rate. The actual Upside Participation Rate will be at least 175% and will be determined on the Pricing Date.

Information About the Underlyings

S&P 500® Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of October 31, 2016 were: Information Technology, Health Care, Financials, Consumer Discretionary and Consumer Staples.

The Russell 2000® Index

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of October 31, 2016 were: Financial Services, Technology, Health Care, Consumer Discretionary and Producer Durables.

The graphs above illustrate the daily performance of each Underlying from January 1, 2008 through November 2, 2016. Past performance is not necessarily an indication of future results. For further information on the Underlyings, please see “Information Relating to the Underlyings” on page FWP-14 and “The S&P 500® Index” and “The Russell 2000® Index” in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

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HSBC USA Inc. Barrier Enhanced Participation Notes

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index

This free writing prospectus relates to a single offering of Barrier Enhanced Participation Notes. The securities will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return of the Least Performing Underlying (each as defined below) is less than -50%, lose up to 100% of your principal.

This free writing prospectus relates to an offering of securities linked to the least performing of the S&P 500® Index and the Russell 2000® Index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Underlyings as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each, an “Underlying” and together the “Underlyings”)
Trade Date:	November 10, 2016
Pricing Date:	November 10, 2016
Original Issue Date:	November 16, 2016
Final Valuation Date:	November 10, 2021, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be November 16, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Upside Participation Rate:	At least 175% (1.75x) (to be determined on the Pricing Date)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Reference Return of each Underlying is positive, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate).

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of either Underlying is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Level of the Least Performing Underlying has decreased from its Initial Level. If the Final Level of the Least Performing Underlying is less than 50% of its Initial Level, you will lose some or all of your investment.

For example, if the Reference Return of the Least Performing Underlying is -60%, you will incur a 60% loss and receive 40% of the Principal Amount, subject to the credit risk of the Issuer.

Maximum Cap:	None
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level
Barrier Percentage:	-50%
Initial Level:	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Level:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Official Closing Level:	With respect to each Underlying, its closing level on any scheduled trading day as determined by the calculation agent based upon the level displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>” and with respect to the RTY, “RTY <INDEX>”) or, for each Underlying, any successor page on the Bloomberg Professional® service or any successor service, as applicable.

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CUSIP/ISIN:	40433UZV1 / US40433UZV15
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Underlying or any component security included in either Underlying or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-1 of the prospectus supplement and page S-2 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of each Underlying is positive, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate*)

*To be determined on the Pricing Date and will be at least 175%.

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of either Underlying is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Level of the Least Performing Underlying has decreased from its Initial Level. If the Final Level of the Least Performing Underlying is less than 50% of its Initial Level, you will lose some or all of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsors

With respect to the SPX, S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference sponsor. With respect to the RTY, FTSE Russell is the reference sponsor.

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INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

▶   You seek an investment with an enhanced return linked to the least performing of the Underlyings and you believe the Reference Return of the Least Performing Underlying will be above the Barrier Percentage.

▶   You are willing to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

▶   You understand and accept that your investment may not provide full return of principal.

▶   You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You are willing to forgo dividends or other distributions paid to holders of the stocks included in either Underlying.

▶   You do not seek current income from your investment.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the securities to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▶   You believe that the Reference Return of at least one Underlying will be less than the Barrier Percentage or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶   You are unwilling to make an investment that is exposed to any negative Reference Return of the Least Performing Underlying on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

▶   You seek an investment that provides full return of principal.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive the dividends or other distributions paid on the stocks included in either Underlying.

▶   You seek current income from your investment.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the securities to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-2 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Least Performing Underlying from the Pricing Date to the Final Valuation Date on a 1-to-1 basis if if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage. Accordingly, your Payment at Maturity will be less than the Principal Amount of the securities. If the Final Level of the Least Performing Underlying is less than 50% of its Initial Level, you will lose some or all of your investment.

Since the securities are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying.

Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

The amount payable on the securities is not linked to the levels of the Underlyings at any time other than on the Final Valuation Date.

The Final Levels of the Underlyings will be based on the Official Closing Levels of the Underlyings on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Least Performing Underlying appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Least Performing Underlying prior to such decrease. Although the actual levels of the Underlyings on the Maturity Date or at other times during the term of the securities may be higher than their respective Final Levels, the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Changes that affect an Underlying may affect the market value of the securities and the amount you will receive at maturity.

The policies of a reference sponsor concerning additions, deletions and substitutions of the constituents comprising the relevant Underlying and the manner in which that reference sponsor takes account of certain changes affecting those constituents may affect the level of that Underlying. The policies of a reference sponsor with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. A reference sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could affect the value of the securities and the return on the securities.

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The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities are subject to small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

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Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Least Performing Underlying relative to its Initial Level. We cannot predict the Final Level of either Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level of the Least Performing Underlying used in the examples below is not expected to be its actual Initial Level. You should not take this illustration or these examples as an indication or assurance of the expected performance of either Underlying or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Level of the Least Performing Underlying:	1,000

▶	Barrier Percentage:	-50%

▶	Hypothetical Upside Participation Rate:	175% (The actual Upside Participation Rate will be determined on the Pricing Date and will be at least 175%).

The actual Initial Level of each Underlying will be determined on the Pricing Date.

Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
100.00%	$2,750.00	175.00%
90.00%	$2,575.00	157.50%
80.00%	$2,400.00	140.00%
70.00%	$2,225.00	122.50%
60.00%	$2,050.00	105.00%
50.00%	$1,875.00	87.50%
40.00%	$1,700.00	70.00%
30.00%	$1,525.00	52.50%
20.00%	$1,350.00	35.00%
10.00%	$1,175.00	17.50%
5.00%	$1,087.50	8.75%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Reference Return of the Least Performing Underlying is positive.

Underlying	Initial Level	Final Level
SPX	2,000.00	3,200.00 (160% of its Initial Level)
RTY	1,000.00	1,500.00 (150% of its Initial Level)

Because the Initial Level of the RTY is 1,000.00 and the Final Level of the RTY is 1,500.00, the Reference Return of the Least Performing Underlying is 50.00%, calculated as follows:

Final Level of the RTY – Initial Level of the RTY

Initial Level of the RTY

(1,500.00 - 1,000.00) / 1,000.00 = 50.00%

Because the Reference Return of the Least Performing Underlying is positive, the Final Settlement Value would be $1,875.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

= $1,000 + ($1,000 × 50% × 175%)

= $1,875.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return of the Least Performing Underlying multiplied by the hypothetical Upside Participation Rate when each Reference Asset appreciates.

Example 2: The Reference Return of the Least Performing Underlying is less than zero, but greater than the Barrier Percentage.

Underlying	Initial Level	Final Level
SPX	2,000.00	1,600.00 (80% of its Initial Level)
RTY	1,000.00	700.00 (70% of its Initial Level)

Because the Initial Level of the RTY is 1,000.00 and the Final Level of the RTY is 700.00, the Reference Return of the Least Performing Underlying is -30.00%, calculated as follows:

Final Level of the RTY – Initial Level of the RTY

Initial Level of the RTY

(700.00 - 1,000.00) / 1,000.00 = -30.00%

Because the Reference Return of the Least Performing Underlying is less than zero but greater than the Barrier Percentage of -50%, the Final Settlement Value would be $1,000 per $1,000 Principal Amount (a zero return).

Example 3: The Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

Underlying	Initial Level	Final Level
SPX	2,000.00	800.00 (40% of its Initial Level)
RTY	1,000.00	1,200.00 (120% of its Initial Level)

Because the Initial Level of the SPX is 2,000.00 and the Final Level of the SPX is 800.00, the Reference Return of the Least Performing Underlying is -60.00%, calculated as follows:

Final Level of the SPX – Initial Level of the SPX

Initial Level of the SPX

(800.00 - 2,000.00) / 2,000.00 = -60.00%

Because the Reference Return of the Least Performing Underlying is less than -50.00%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 3 shows that you are fully exposed on a 1-to-1 basis to declines in the level of the Least Performing Underlying if the Reference Return of the Least Performing Underlying is less than -50%. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of October 31, 2016 were: Information Technology, Health Care, Financials, Consumer Discretionary and Consumer Staples.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through November 2, 2016. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of October 31, 2016 were: Financial Services, Technology, Health Care, Consumer Discretionary and Producer Durables.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through November 2, 2016. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of each and every Underlying, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in either Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in an Underlying is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to securities issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Barrier Enhanced Participation
Notes Linked to the Least Performing
of the S&P 500® Index and the Russell
2000® Index

November 3, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Information Relating to the Underlyings	FWP-13
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-15

Equity Index Underlying Supplement
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial Average®	S-9
The EURO STOXX 50® Index	S-11
The FTSE® 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ 100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58